Exhibit 99.1

Patriot Bank Announces Termination of Merger Agreement with American Challenger

STAMFORD, Connecticut, Wednesday, July 20, 2022 (GLOBE NEWSWIRE), Patriot National Bancorp, Inc., a Connecticut corporation (“Patriot”), today announced the termination of the Merger Agreement, dated November 14, 2021, between Patriot and American Challenger Development Corp. (“American Challenger”), as amended (the “Merger Agreement”). The parties have mutually determined that not all closing conditions of the Merger Agreement can be satisfied under the current structure and agreement. Although the parties remain in active discussions regarding a modified transaction, it is uncertain whether a new agreement can be reached. Accordingly, it was by mutual agreement of the companies and was unanimously approved by the Boards of Directors of each company to terminate the existing Merger Agreement. Pursuant to the parties’ mutual termination and release agreement, the parties have agreed to release each other from any claims relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

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About Patriot National Bancorp, Inc.

Founded in 1994, and now celebrating its 28th year, Patriot National Bancorp, Inc. is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT. The Bank is headquartered in Stamford and operates 9 branch locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, CT with Express Banking locations at Bridgeport/ Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. The Bank also maintains SBA lending offices in Stamford, Connecticut, Florida, Georgia, Mississippi, along with a Rhode Island operations center.

Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business. An emphasis on building strong client relationships and community involvement are cornerstones of Patriot’s philosophy as it seeks to maximize shareholder value.